        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Third-Quarter 2026 Financial Results
CHICAGO, Oct. 28, 2026 - Morningstar, Inc. (Nasdaq: MORN) reported growth in revenue, operating and adjusted operating income, and margins in the third quarter.
"We continue to put important product enhancements in the hands of our clients while delivering profitable growth," said Morningstar CEO Kunal Kapoor. "This month, we launched Direct AI, which features agentic workflows backed by our trusted data, research, and analytics. As clients increasingly engage with our data within AI-driven workflows, we're also seeing strong adoption across our MCP offerings, with cumulative tool calls through the PitchBook Data Premium Connector surpassing 13 million in October, up from 1 million in July."
The Company's quarterly shareholder letter available at shareholders.morningstar.com provides more context on its third-quarter results and business performance.
Third-Quarter 2026 Financial Highlights
•Reported revenue increased 8.9% to $672.1 million compared to the prior-year period; organic revenue increased 6.8%. Excluding the impact of sunsetting certain products, organic revenue would have increased 7.8%.
•Reported operating income increased 31.0% to $167.4 million; adjusted operating income increased 26.1%.
•Diluted net income per share increased 41.0% to $3.06; adjusted diluted net income per share increased 36.5% to $3.48.
•Cash provided by operating activities decreased 2.6% to $190.7 million; free cash flow decreased 2.9% to $155.4 million, as higher cash earnings were more than offset by less favorable working capital movements compared with the prior-year period.
•Share repurchases totaled 486,573 shares for $100.0 million.
Year-To-Date Financial Highlights
•Reported revenue increased 9.7% to $2.0 billion compared to the prior-year period; organic revenue increased 7.0%. Excluding the impact of sunsetting certain products, organic revenue would have increased 8.3%.
•Reported operating income increased 31.9% to $483.9 million; adjusted operating income increased 26.8%.
•Diluted net income per share increased 41.6% to $8.61; adjusted diluted net income per share increased 35.9% to $9.76.

•Cash provided by operating activities increased 13.5% to $437.9 million; free cash flow increased 17.8% to $331.5 million.
•Share repurchases totaled 2,777,829 shares for $500.0 million.
Third-Quarter 2026 Results
Revenue increased 8.9% to $672.1 million on a reported basis and 6.8% on an organic basis versus the prior-year period. Morningstar Credit and Morningstar Direct Platform were the largest contributors to organic revenue growth. Excluding the impact of sunsetting Morningstar Office in Morningstar Wealth and the second-party opinions product in Morningstar Sustainalytics, organic revenue would have increased 7.8%.
Operating expense increased 3.0% to $504.7 million versus the prior-year period, primarily driven by:
•A $7.1 million increase in certain technology infrastructure costs largely driven by cloud costs associated with the migration from on-premise data centers and costs associated with AI initiatives.
•A $5.3 million increase in advertising and marketing expense, primarily driven by corporate brand activities and the launch of the Game On brand campaign.
These increases were partially offset by a $7.9 million decline in compensation costs. Lower compensation costs were primarily driven by a decline in bonus expense compared to the relatively high level in the prior-year period, partially offset by a $6.9 million increase in severance costs.
Third-quarter operating income increased 31.0% to $167.4 million. Adjusted operating income was $189.9 million, an increase of 26.1%. Third-quarter operating margin was 24.9%, compared with 20.7% in the prior-year period. Adjusted operating margin was 28.3% in the third quarter of 2026, versus 24.4% in the prior-year period. The acquisition of CRSP was accretive to adjusted operating margin in the quarter.
Net income in the third quarter of 2026 was $115.5 million, or $3.06 per diluted share, compared with net income of $91.6 million, or $2.17 per diluted share, in the prior-year period, an increase of 41.0% on a per diluted share basis. Adjusted diluted net income per share increased 36.5% to $3.48 in the third quarter of 2026, compared with $2.55 in the prior-year period.
The Company's effective tax rate decreased to 25.0% in the third quarter of 2026, compared with 25.5% in the prior-year period.
Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform contributed $222.5 million to consolidated revenue and $11.4 million to consolidated revenue growth, with revenue increasing 5.4% compared to the prior-year period, or 6.2% on an organic basis. Higher revenue was primarily driven by Morningstar Data and Morningstar Direct. Morningstar Data organic revenue growth was driven in part by continued expansion with existing clients supported by new use cases, with strength in the managed investment data and

Morningstar Essentials products. Morningstar Direct growth reflected increased revenue per license and expansion with existing clients in reporting solutions. Direct licenses were relatively flat compared with the prior-year period.
Morningstar Direct Platform adjusted operating income increased 11.2% to $104.2 million, and adjusted operating margin increased 2.4 percentage points to 46.8%.
PitchBook
PitchBook contributed $175.6 million to consolidated revenue and $6.6 million to consolidated revenue growth, with revenue increasing 3.9% compared to the prior-year period, or 4.0% on an organic basis. The increase in revenue was primarily driven by strong growth across multiple core client segments in direct data, which continued to expand from a smaller revenue base. PitchBook platform growth slowed with particular softness in the corporate and venture capital client segments, which continued to experience higher churn. PitchBook licensed users grew 4.6% compared to the prior-year period, including the addition of new PitchBook Data Premium Connector licensed users in the quarter associated with a large renewal.
PitchBook adjusted operating income decreased 1.1% to $52.3 million, and adjusted operating margin decreased 1.5 percentage points to 29.8% primarily due to an increase in compensation and technology infrastructure costs. Higher compensation costs were largely driven by an increase in commissions related in part to several large direct data transactions and an increase in severance expense, while the increase in technology infrastructure costs was driven in part by AI initiatives.
Morningstar Credit
Morningstar Credit contributed $107.8 million to consolidated revenue and $16.7 million to consolidated revenue growth, with revenue increasing 18.3% compared to the prior-year period, or 19.1% on an organic basis, supported by robust issuance. Revenue grew across geographies and asset classes, with particular strength in corporates and US asset-backed and residential mortgage-backed securities ratings.
Morningstar Credit adjusted operating income increased 44.5% to $40.6 million, and adjusted operating margin increased 6.9 percentage points to 37.7%. The increase in adjusted operating income and margin reflected revenue growth, partially offset by compensation costs driven by higher salaries due to added headcount to support growth.
Morningstar Wealth
Morningstar Wealth contributed $59.4 million to consolidated revenue and negative $2.7 million to consolidated revenue growth, with revenue decreasing 4.3% compared to the prior-year period, or 6.0% on an organic basis. Excluding the impact of sunsetting Morningstar Office, organic revenue would have increased 2.1%, supported by growth in Investment Management partially offset by lower advertising sales.
Morningstar Wealth reported assets under management and advisement (AUMA) decreased 8.5% to $64.8 billion compared with the prior-year period, primarily due to the loss of an Asset Allocation Services client in Japan, which accounted for a negligible share of Investment Management revenue. Combined Morningstar Model Portfolios and International Wealth Platform AUMA increased 12.1% to $56.5 billion, largely driven by market appreciation and supported by positive net flows outside the US.
Morningstar Wealth adjusted operating income increased 138.7% to $7.4 million, and adjusted operating margin increased 7.5 percentage points to 12.5%.

Morningstar Retirement
Morningstar Retirement contributed $41.5 million to consolidated revenue and $7.3 million to consolidated revenue growth. Revenue increased 21.3% on a reported and organic basis. AUMA increased 12.1% to $333.9 billion compared with the prior-year period primarily due to market gains. Positive net flows, primarily driven by Advisor Managed Accounts, also contributed.
Morningstar Retirement adjusted operating income increased 40.2% to $23.7 million, and adjusted operating margin increased 7.7 percentage points to 57.1%.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $65.3 million to consolidated revenue and $15.4 million to consolidated revenue growth, with reported revenue increasing 30.9%, or 1.8% on an organic basis, compared to the prior-year period, driven by Morningstar Indexes. Organic revenue growth excludes revenue associated with the CRSP acquisition and foreign currency impact.
Morningstar Indexes revenue increased on a reported and organic basis, with reported growth driven primarily by the CRSP acquisition. Morningstar Sustainalytics revenue declined on a reported and organic basis primarily due to the sunsetting of the second-party opinions product.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $38.3 million compared with negative $44.1 million in the prior-year period.
Balance Sheet and Capital Allocation
As of Sept. 30, 2026, the Company had cash, cash equivalents, and investments totaling $524.6 million and $1.7 billion of debt, compared with $528.7 million and $1.1 billion, respectively, as of Dec. 31, 2025.
Cash provided by operating activities decreased 2.6% to $190.7 million. Free cash flow decreased 2.9% to $155.4 million in the third quarter of 2026, as higher cash earnings were more than offset by less favorable working capital movements compared with the prior-year period.
During the quarter, the Company reduced its debt by $34.7 million, net, repurchased $100.0 million of its shares, and paid $18.7 million in dividends.
Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income (loss), adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), on a monthly basis, with the exception of months when it releases earnings.
About Morningstar
Morningstar serves investors and financial professionals across the investment ecosystem, from individuals and advisors to asset managers, retirement plan providers, institutions, and issuers. Through independent data, analytics and research; credit ratings; indexes; and investment management and services, Morningstar helps them evaluate opportunities, manage risk, and break down the barriers that can stand in the way of their goals. More than $3.6 trillion in assets are linked to Morningstar indexes, and Morningstar offers investment management services through its investment advisory subsidiaries with approximately $398.7 billion in AUMA as of Sept. 30, 2026. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc and LinkedIn.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "future," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "possible," "potential," "predict," "prospects," "continue," "strategy," "will," "would," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failing to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic and market conditions, including prolonged volatility, recessions, inflation or downturns affecting the financial, data and software sectors and global financial markets, fluctuating interest rates, and the impacts of global trade policies, may negatively impact our financial results, including those of our asset-based businesses; compliance failures, regulatory action, or changes in or expansion of laws applicable to our regulated businesses; failing to innovate or streamline our product and service offerings or meet or anticipate our clients’ changing needs; the impact of artificial intelligence technologies and related costs on our business and reputation, as well as legal and reputational risks as they are incorporated into our products and tools; failing to detect errors in our products or methodology or our products performing improperly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations and increase productivity in order to implement our business plans and strategies, including failing to manage costs related thereto; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; our strategic transactions, acquisitions, divestitures and investments in companies or technologies failing to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; triggering events for impairment of goodwill or assets; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; failing to recognize deferred revenue; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, regulatory scrutiny, costs and reputational risks relating to environmental, social, and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; the potential impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to repurchase shares of our common stock; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosures; volatility in our stock price due to market conditions, any future sales of our common stock and fluctuations in our operating results; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Morningstar in any jurisdiction. Articles, documents and links referred to or included in this press release are not incorporated by reference into this press release or any other SEC filing.
# # #

Media Relations Contact:
Angelina Haynes, +1 312-696-6037 or +44 203-1070087 (UK), angelina.haynes@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2026 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income

	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share amounts)	2026	2025	Change	2026	2025	Change

Revenue	$672.1	$617.4	8.9%	$1,980.1	$1,804.4	9.7%
Operating expense:
Cost of revenue	240.7	241.7	(0.4)%	718.9	703.7	2.2%
Sales and marketing	117.8	115.5	2.0%	351.1	347.8	0.9%
General and administrative	93.1	85.9	8.4%	275.6	244.4	12.8%
Depreciation and amortization	53.1	47.0	13.0%	158.3	142.8	10.9%
Total operating expense	504.7	490.1	3.0%	1,503.9	1,438.7	4.5%

Other operating income	—	0.5	NMF	7.7	1.3	492.3%

Operating income	167.4	127.8	31.0%	483.9	367.0	31.9%
Operating margin	24.9%	20.7%	4.2 pp	24.4%	20.3%	4.1 pp

Non-operating expense, net:
Interest expense, net	(17.6)	(7.0)	NMF	(48.4)	(19.8)	NMF
Other income, net	2.6	2.3	13.0%	5.7	0.9	NMF
Non-operating expense, net	(15.0)	(4.7)	NMF	(42.7)	(18.9)	NMF

Income before income taxes and equity in investments of unconsolidated entities	152.4	123.1	23.8%	441.2	348.1	26.7%
Equity in investments of unconsolidated entities	1.5	(0.1)	NMF	0.5	(3.9)	NMF
Income tax expense	38.4	31.4	22.3%	111.3	85.1	30.8%
Consolidated net income	$115.5	$91.6	26.1%	$330.4	$259.1	27.5%

Net income per share:
Basic	$3.09	$2.18	41.7%	$8.67	$6.12	41.7%
Diluted	$3.06	$2.17	41.0%	$8.61	$6.08	41.6%
Weighted average shares outstanding:
Basic	37.4	42.1		38.1	42.4
Diluted	37.8	42.3		38.4	42.6
___________________________________________________________________________________________________________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	As of September 30, 2026 (unaudited)	As of December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$496.7	$474.5
Investments	27.9	54.2
Accounts receivable, net	427.7	390.4
Income tax receivable	8.1	16.2
Other current assets	103.6	102.7
Total current assets	1,064.0	1,038.0

Goodwill	1,745.7	1,610.8
Intangible assets, net	550.0	379.3
Property, equipment, and capitalized software, net	244.7	231.9
Operating lease assets	155.3	159.0
Investments in unconsolidated entities	51.0	50.3
Deferred tax assets	93.9	78.7
Other assets	46.5	42.2
Total assets	$3,951.1	$3,590.2

Liabilities and equity
Current liabilities:
Deferred revenue	$600.3	$586.1
Accrued compensation	230.2	294.2
Accounts payable and accrued liabilities	101.7	97.9
Operating lease liabilities	40.4	41.8
Current portion of long-term debt	18.2	—
Income tax payable	19.6	24.0
Other current liabilities	5.2	9.3
Total current liabilities	1,015.6	1,053.3

Operating lease liabilities	140.3	146.7
Accrued compensation	20.2	20.1
Deferred tax liabilities	21.1	27.2
Long-term debt	1,660.5	1,072.6
Income tax payable	15.3	13.1
Other long-term liabilities	52.5	35.3
Total liabilities	2,925.5	2,368.3
Total equity	1,025.6	1,221.9
Total liabilities and equity	$3,951.1	$3,590.2

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2026	2025	2026	2025
Operating activities
Consolidated net income	$115.5	$91.6	$330.4	$259.1
Adjustments to reconcile consolidated net income to net cash flows from operating activities	57.9	47.8	177.0	162.0
Changes in operating assets and liabilities, net	17.3	56.3	(69.5)	(35.4)
Cash provided by operating activities	190.7	195.7	437.9	385.7
Investing activities
Capital expenditures	(35.3)	(35.6)	(106.4)	(104.4)
Acquisitions, net of cash acquired	—	—	(359.6)	(39.1)
Purchases of investments in unconsolidated entities	0.3	(0.8)	(0.2)	(3.3)
Other, net	14.2	3.4	35.0	19.2
Cash used for investing activities	(20.8)	(33.0)	(431.2)	(127.6)
Financing activities
Common shares repurchased	(100.0)	(170.1)	(500.0)	(391.7)
Dividends paid	(18.7)	(19.2)	(57.6)	(58.0)
Repayments of debt	(64.7)	(95.0)	(179.4)	(220.0)
Proceeds from debt	30.0	105.0	785.0	370.0
Other, net	(9.8)	(8.8)	(24.9)	(21.0)
Cash provided by (used for) financing activities	(163.2)	(188.1)	23.1	(320.7)
Effect of exchange rate changes on cash and cash equivalents	0.5	(3.9)	(7.6)	34.1
Net increase (decrease) in cash and cash equivalents	7.2	(29.3)	22.2	(28.5)
Cash and cash equivalents-beginning of period	489.5	503.5	474.5	502.7
Cash and cash equivalents-end of period	$496.7	$474.2	$496.7	$474.2

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended September 30,				Nine months ended September 30,
(in millions)	2026	2025	Change	Organic	2026	2025	Change	Organic
Morningstar Direct Platform
Revenue	$222.5	$211.1	5.4%	6.2%	$659.8	$619.5	6.5%	5.4%
Adjusted Operating Income	$104.2	$93.7	11.2%		$295.5	$277.1	6.6%
Adjusted Operating Margin	46.8%	44.4%	2.4 pp		44.8%	44.7%	0.1 pp

PitchBook
Revenue	$175.6	$169.0	3.9%	4.0%	$522.7	$499.2	4.7%	4.6%
Adjusted Operating Income	$52.3	$52.9	(1.1)%		$156.9	$158.0	(0.7)%
Adjusted Operating Margin	29.8%	31.3%	(1.5) pp		30.0%	31.7%	(1.7) pp

Morningstar Credit
Revenue	$107.8	$91.1	18.3%	19.1%	$313.7	$249.1	25.9%	25.0%
Adjusted Operating Income	$40.6	$28.1	44.5%		$120.3	$80.0	50.4%
Adjusted Operating Margin	37.7%	30.8%	6.9 pp		38.3%	32.1%	6.2 pp

Morningstar Wealth
Revenue	$59.4	$62.1	(4.3)%	(6.0)%	$177.7	$187.7	(5.3)%	(4.1)%
Adjusted Operating Income	$7.4	$3.1	138.7%		$20.9	$5.3	294.3%
Adjusted Operating Margin	12.5%	5.0%	7.5 pp		11.8%	2.8%	9.0 pp

Morningstar Retirement
Revenue	$41.5	$34.2	21.3%	21.3%	$118.2	$99.5	18.8%	18.8%
Adjusted Operating Income	$23.7	$16.9	40.2%		$62.9	$46.9	34.1%
Adjusted Operating Margin	57.1%	49.4%	7.7 pp		53.2%	47.1%	6.1 pp

Consolidated Revenue
Total Reportable Segments	$606.8	$567.5	6.9%		$1,792.1	$1,655.0	8.3%
Corporate and All Other (1)	65.3	49.9	30.9%		188.0	149.4	25.8%
Total Revenue	$672.1	$617.4	8.9%	6.8%	$1,980.1	$1,804.4	9.7%	7.0%

Consolidated Adjusted Operating Income
Total Reportable Segments	$228.2	$194.7	17.2%		$656.5	$567.3	15.7%
Less: Corporate and All Other (2)	(38.3)	(44.1)	NMF		(112.1)	(137.9)	NMF
Adjusted Operating Income	$189.9	$150.6	26.1%		$544.4	$429.4	26.8%
Adjusted Operating Margin	28.3%	24.4%	3.9 pp		27.5%	23.8%	3.7 pp
___________________________________________________________________________________________________________________________________________________________________

(1) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $26.3 million and $28.1 million for the three months ended Sept. 30, 2026 and 2025, respectively, and $78.4 million and $84.2 million for the nine months ended Sept. 30, 2026, and 2025, respectively. Revenue from Morningstar Indexes was $39.0 million and $21.8 million for the three months ended Sept. 30, 2026 and 2025, respectively, and $109.6 million and $65.2 million for the nine months ended Sept. 30, 2026, and 2025, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. For the three months ended Sept. 30, 2026 and 2025, unallocated corporate expenses were $50.7 million and $47.1 million, respectively. For the nine months ended Sept. 30, 2026 and 2025, unallocated corporate expenses were $148.1 million and $139.0 million, respectively. Unallocated corporate expenses include finance, human resources, legal, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of September 30,
AUMA (approximate) ($bil)	2026	2025	Change
Morningstar Retirement
Managed Accounts	$207.0	$184.1	12.4%
Fiduciary Services	77.7	68.2	13.9%
Custom Models/CIT	49.2	45.5	8.1%
Morningstar Retirement (total)	$333.9	$297.8	12.1%
Investment Management
Morningstar Model Portfolios (1)	$56.5	$50.4	12.1%
Institutional Asset Management	5.9	6.0	(1.7)%
Asset Allocation Services (2)	2.4	14.4	(83.3)%
Investment Management (total)	$64.8	$70.8	(8.5)%

Asset value linked to Morningstar Indexes ($bil) (3)	$3,614.2	$237.5	NMF

	Three months ended September 30,			Nine months ended September 30,
	2026	2025	Change	2026	2025	Change
Average AUMA ($bil)	$386.7	$360.4	7.3%	$373.2	$350.1	6.6%
____________________________________________________________________________________________________________________________________________________________________________________________________________

(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.
(2) Includes the loss of a client in Japan at the end of 2025, which started to meaningfully impact AUMA in the first quarter of 2026. This client accounted for a negligible share of Investment Management revenue.
(3) Includes $3.3 trillion of assets linked to CRSP indexes as of Sept. 30, 2026.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (other non-recurring items).
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) other non-recurring items.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, (3) other non-recurring items, and (4) non-operating gains and losses.
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results, and Morningstar's management team uses this measure to evaluate the performance of our business. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share because Morningstar believes they better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses, and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow as a metric to evaluate the health of its business.

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2026	2025	Change	2026	2025	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$672.1	$617.4	8.9%	$1,980.1	$1,804.4	9.7%
Acquisitions	(14.8)	—	NMF	(39.8)	—	NMF
Divestitures	(2.2)	(3.7)	NMF	(10.9)	(17.7)	NMF
Effect of foreign currency translations	0.2	—	NMF	(16.8)	—	NMF
Organic revenue	$655.3	$613.7	6.8%	$1,912.6	$1,786.7	7.0%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$167.4	$127.8	31.0%	$483.9	$367.0	31.9%
Intangible amortization expense	19.2	15.1	27.2%	59.1	44.8	31.9%
M&A-related expenses	3.3	8.2	(59.8)%	9.1	18.9	(51.9)%
Other non-recurring items	—	(0.5)	NMF	(7.7)	(1.3)	NMF
Adjusted operating income	$189.9	$150.6	26.1%	$544.4	$429.4	26.8%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	24.9%	20.7%	4.2 pp	24.4%	20.3%	4.1 pp
Intangible amortization expense	2.9%	2.5%	0.4 pp	3.0%	2.6%	0.4 pp
M&A-related expenses	0.5%	1.3%	(0.8) pp	0.5%	1.0%	(0.5) pp
Other non-recurring items	—%	(0.1)%	0.1 pp	(0.4)%	(0.1)%	(0.3) pp
Adjusted operating margin	28.3%	24.4%	3.9 pp	27.5%	23.8%	3.7 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$3.06	$2.17	41.0%	$8.61	$6.08	41.6%

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2026	2025	Change	2026	2025	Change
Intangible amortization expense	0.38	0.27	40.7%	1.14	0.78	46.2%
M&A-related expenses	0.06	0.14	(57.1)%	0.18	0.33	(45.5)%
Other non-recurring items	—	(0.01)	NMF	(0.15)	(0.02)	NMF
Non-operating (gains) losses	(0.02)	(0.02)	—%	(0.02)	0.01	NMF
Adjusted diluted net income per share	$3.48	$2.55	36.5%	$9.76	$7.18	35.9%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$190.7	$195.7	(2.6)%	$437.9	$385.7	13.5%
Capital expenditures	(35.3)	(35.6)	(0.8)%	(106.4)	(104.4)	1.9%
Free cash flow	$155.4	$160.1	(2.9)%	$331.5	$281.3	17.8%